Exhibit 10.1

FIRST AMENDMENT TO LEASE

This FIRST AMENDMENT TO LEASE (this “Agreement”), made as of the 30th day of June, 2014 (the “Effective Date”), by and between RA 660 WHITE PLAINS ROAD LLC, a New York limited liability company (“Landlord”), having an address c/o RXR Realty LLC, 660 White Plains Road, Tarrytown, New York 10591, and PRESTIGE BRANDS, INC., a Delaware corporation (“Tenant”), having its principal place of business at 660 White Plains Road, Tarrytown, New York 10591.

RECITALS

WHEREAS, Landlord and Tenant entered into an Agreement of Lease, made as of June 26, 2012 (the “Original Lease”), for the lease of 42,616 rentable square feet of space (the “Original Premises”) on the second (2nd) floor of the building located at 660 White Plains Road, Tarrytown, New York (the “Building”); and

WHEREAS, Landlord and Tenant desire to amend the Original Lease so as to, among other things, (i) provide for Tenant to lease from Landlord that certain 15,470 rentable square feet of additional space (the “15,470 Expansion Premises”) located immediately adjacent and contiguous to the Original Premises on the second (2nd) floor of the Building; such 15,470 Expansion Premises being substantially as shown on the Rental Plan annexed hereto as Exhibit “1”; and (ii) extend the Term of the Original Lease; all subject to and in accordance with the terms and conditions of this Agreement. The parties hereby stipulate and agree that the 15,470 Expansion Premises shall be deemed to have a rentable area of 15,470 rentable square feet.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which being hereby acknowledged, the parties agree as follows:

ARTICLE I
Definitions

1.1    The recitals are specifically incorporated into the body of this Agreement and shall be binding upon the parties hereto.

1.2    Unless expressly set forth to the contrary and except as modified by this Agreement, all defined terms shall have the meanings as ascribed to them in the Original Lease.

1.3    As used in this Agreement, the term “Lease” shall mean and refer to the Original Lease, as modified and amended by this Agreement.

ARTICLE II
Lease Modifications

The Original Lease is hereby modified and amended as follows:

2.1    Space. Effective as of the 15,470 Expansion Premises Term Commencement Date (as such term is defined in Section 2.2(A) below), Article 1 of the Original Term Lease is hereby modified and amended as follows:

(A)    Landlord shall lease to Tenant, and Tenant shall hire and let from Landlord, the 15,470 Expansion Premises, subject to all of the terms of the Original Lease, as modified by this Agreement;

(B)    Except as may be otherwise indicated by the context of its usage, each reference to the terms “Premises” and “Demised Premises” in the Original Lease and this Agreement shall mean the Original Premises together with the 15,470 Expansion Premises;

(C)    The parties hereby stipulate and agree that such combined Demised Premises shall be deemed to consist of 58,086 rentable square feet, in the aggregate; and

(D)    The term “Tenant’s Proportionate Share” shall mean (i) 16.76% when used in relation to the Original Premises only; or (ii) 6.08% when used in relation to the 15,470 Expansion Premises only; or (iii) 22.85% when used in relation to the entire Demised Premises.

2.2    Term. Effective as of the date hereof, Article 2 of the Original Lease is hereby modified and amended as follows:

(A)    The Term of the Lease, as it relates to the 15,470 Expansion Premises only, shall commence on the date (the “15,470 Expansion Premises Term Commencement Date”) on which occurs the later of (i) the delivery by Landlord to Tenant of a fully-executed original of this Agreement, (ii) the tender by Landlord to Tenant of vacant and broom clean possession of the 15,470 Expansion Premises (“Delivery Condition”), and (iii) September 1, 2014. Landlord and Tenant acknowledge and agree that the 15,470 Expansion Premises is currently encumbered by a lease between Landlord and a third party tenant and that such third party tenant lease is scheduled to expire on August 31, 2014, and therefore the 15,470 Expansion Premises Term Commencement Date is expected to occur on September 1, 2014 (the “Anticipated 15,470 Expansion Premises Term Commencement Date”). In the event Landlord is unable to deliver the 15,470 Expansion Premises to Tenant in Delivery Condition by the Anticipated 15,470 Expansion Premises Term Commencement Date, and such inability is not due to the Tenant’s acts or omissions, then for every day after the Anticipated 15,470 Expansion Premises Term Commencement Date, until the date of delivery of the 15,470 Expansion Premises in Delivery Condition, the Rent attributable to the 15,470 Expansion Premises shall abate at the rate of one (1) day for every day of delay in delivering the 15,470 Expansion Premises in Delivery Condition (which abatement shall commence on 15,470 Expansion Premises Rent Commencement Date and continue until fully realized). As of the 15,470 Expansion Premises Term Commencement Date, Tenant, its agents and contractors shall be afforded access to the 15,470 Expansion Premises for the purpose of performing the Tenant’s Expansion Work (as such term is defined in Section 2.4 of this Agreement), subject to and in accordance with the applicable terms and conditions of this Agreement. From and after the first date on which Tenant has completed the Tenant’s Expansion Work and all municipal inspections have been successfully completed with respect thereto, Tenant shall be permitted to use and occupy the 15,470 Expansion Premises for the conduct of its business. During the period from the 15,470 Expansion Premises Term Commencement Date through and including the day immediately preceding the 15,470 Expansion Premises Rent Commencement Date (hereinafter defined), Tenant shall not be responsible for the payment of Rent (as such term is defined under Article 3 of the Original Lease, as modified and amended by Section 2.3 of this Agreement) or any of the items of additional rent contemplated under Articles 6, 11 or 12 of the Original Lease, as modified and amended by various Sections of this Agreement. Tenant waives any right to rescind this Agreement or the Original Lease under Section 223-a of the New York Real Property Law or any successor statute of similar import then in force and further waives the right to recover any damages which may result from Landlord’s failure to deliver possession of the 15,470 Expansion Premises on any scheduled 15,470 Expansion Premises Commencement Date.

(B)    Subject to postponement on account of Landlord Expansion Delay (as such term is defined in Section 2.2(C) below), if any, Tenant’s obligation to pay, in each case solely with respect to the 15,470 Expansion Premises, Rent pursuant (and subject) to Article 3 of the Original Lease (as modified by Section 2.3 of this Agreement) and all items of additional rent contemplated under Articles 6, 11 and 12 of the Original Lease (as modified by various sections of this Agreement) shall commence on the date (the “15,470 Expansion Premises Rent Commencement Date”) that is ninety (90) days following the 15,470 Expansion Premises Term Commencement Date, without regard to the timing of performance or completion of the Tenant’s Expansion Work. Notwithstanding the foregoing, in the event of the accrual of any Landlord Expansion Delay, the 15,470 Expansion Premises Rent Commencement Date shall be postponed until the date on which occurs the sooner of (a) the date that follows the 15,470 Expansion Premises Term Commencement Date by a number of days equal to the sum of ninety (90) plus the aggregate number of days of Landlord Expansion Delay so accrued, or (b) the first date on which Tenant takes occupancy of the 15,470 Expansion Premises for the purpose of conducting its business therein, but in no event earlier than the date that is ninety (90) days following the 15,470 Expansion Premises Term Commencement Date. Additionally, in the event the aggregate number of days of Landlord Expansion Delay exceeds one hundred and twenty (120) days and, as a result thereof, Tenant is unable to occupy the 15,470 Expansion Premises for the conduct of its business therefrom by April 1, 2015, then Tenant shall be entitled to a Rent credit in the aggregate amount of the Applicable LED Credit Amount (hereinafter defined), to be applied, until exhausted, against the monthly installment(s) of Rent payable with respect to the 15,470 Expansion Premises during the first (and, as necessary, each subsequent) full calendar month of the first Expansion Lease Year (as such term is defined in Section 2.3(D) of this Agreement). As used herein, the term “Applicable LED Credit Amount” shall mean the product of (x) $338.51, multiplied by (y) the number of days by which the total number of days of accrued Landlord Expansion Delay exceeds one hundred twenty (120).

(C)    As used herein, the term “Landlord Expansion Delay” shall mean the aggregate number of days that substantial completion of the Tenant’s Expansion Work and Tenant’s initial occupancy for the purpose of conducting its business in the 15,470 Expansion Premises are delayed beyond the date that is ninety (90) days following the 15,470 Expansion Premises Term Commencement Date on account of any one or more of the following: (i) failure by Landlord to respond to a request by Tenant for Landlord’s approval of a set of Proposed Construction Drawings for the Tenant’s Expansion Work or any proposed Contractor within the time period allotted therefor pursuant to Article 5 of this Original Lease (as made applicable to the Tenant’s Expansion Work pursuant to the provisions of Section 2.4(B) of this Agreement); (iii) any unreasonable interference by Landlord, its agents or contractors with the performance of the Tenant’s Expansion Work by Tenant’s Contractors; (iv) Landlord’s failure to provide services to Tenant and Tenant’s contractors in connection with their performance of the Tenant’s Expansion Work, as required by and subject to Section 2.5(B) of this Agreement); or (v) the failure or refusal by Landlord to reasonably cooperate with Tenant, at no out-of-pocket cost to Landlord, with respect to the application for, and pursuit of the issuance of, a building permit for the Tenant’s Expansion Work. Tenant hereby covenants and agrees to provide Landlord with written notice of any purported Landlord Expansion Delay (which written notice may be delivered via e-mail from Tenant’s designated project manager to Landlord’s designated project manager) promptly following Tenant having learned of the subject Landlord Expansion Delay, and if Tenant fails to so notify Landlord within two (2) business days after the purported Landlord Expansion Delay, any further delay which Landlord proves could have been avoided if it had received such notice shall not be considered a Landlord Expansion Delay. Moreover, in the event of an action or omission that would otherwise have constituted a Landlord Expansion Delay hereunder, same shall not be considered a Landlord Expansion Delay hereunder if and to the extent the progress of the Tenant’s Expansion Work is then simultaneously being delayed by other forces outside of the reasonable control of Landlord.

(D)    Unless extended or sooner terminated in accordance with the terms of the Lease, the Term of the Lease, as it relates to the 15,470 Expansion Premises, shall expire on the date (the “Extended Expiration Date”) on which occurs the sixth (6th) anniversary of either (i) the day immediately preceding the 15,470 Expansion Premises Rent Commencement Date (but only if the 15,470 Expansion Premises Rent Commencement Date occurred on the first day of a calendar month), or (ii) the last day of the month in which occurred the 15,470 Expansion Premises Rent Commencement Date (if the 15,470 Expansion Premises Rent Commencement Date did not occur on the first day of a calendar month).

(E)    The Term of the Lease, as it relates to the Original Premises (currently scheduled to expire on April 30, 2018), is hereby extended until the Extended Expiration Date, unless extended or sooner terminated in accordance with the terms of the Lease. Accordingly, all references to the term “Expiration Date” under the Lease, or otherwise to the scheduled date of expiration of the Term of the Lease (as it relates to the entire Demised Premises), shall hereafter mean and refer to the Extended Expiration Date; it being the express intention of the parties that, following the 15,470 Expansion Premises Term Commencement Date, the Term of the Lease as it relates to the Original Premises shall run coterminously with the Term of the Lease as it relates to the 15,470 Expansion Premises.

2.3    Rent.

(A)    During the period from the Effective Date of this Agreement through and including April 30, 2018, the Rent for the Original Premises shall continue to be payable in accordance with the original provisions of Article 3 of the Original Lease.

(B)    From and after the 15,470 Expansion Premises Rent Commencement Date, Tenant shall also be obligated to pay Rent with respect to the 15,470 Expansion Premises. Accordingly, Article 3 of the Original Lease is hereby modified and amended so as to provide that, during the period from the 15,470 Expansion Premises Rent Commencement Date through and including April 30, 2018, the Rent for the 15,470 Expansion Premises shall be payable by Tenant in accordance with the following schedule:

During the first Expansion Lease Year, the Rent for the 15,470 Expansion Premises shall be $123,555.96, payable in equal monthly installments of $10,296.33. Landlord and Tenant acknowledge and agree that, as an inducement for Tenant to enter into this Agreement, the Rent for the 15,470 Expansion Premises for the first Expansion Lease Year (as set forth in the preceding sentence) has been calculated only on a 5,372 rentable square foot portion of the total 15,470 rentable square foot 15,470 Expansion Premises.

During the second Expansion Lease Year, the Rent for the 15,470 Expansion Premises shall be $244,893.48, payable in equal monthly installments of $20,407.79. Landlord and Tenant acknowledge and agree that, as an inducement for Tenant to enter into this Agreement, the Rent for the 15,470 Expansion Premises for the second Expansion Lease Year (as set forth in the preceding sentence) has been calculated only on a 10,421 rentable square foot portion of the total 15,470 rentable square foot 15,470 Expansion Premises.

During the third Expansion Lease Year, the Rent for the 15,470 Expansion Premises shall be $379,014.96, payable in equal monthly installments of $31,584.58.

During the period from the first day of the fourth Expansion Lease Year through and including April 30, 2018, the Rent for the 15,470 Expansion Premises shall be payable in equal monthly installments of $31,584.58.

Should the 15,470 Expansion Premises Rent Commencement Date be a date other than the first day of a calendar month, Tenant shall pay a pro rata portion of the Rent with respect to the 15,470 Expansion Premises on a per diem basis (using a $10,296.33 full monthly installment amount divided by the actual number of days in the calendar month in which the 15,470 Expansion Premises Rent Commencement Date occurs) for the period from the 15,470 Expansion Premises Rent Commencement Date to and including the last day of that current calendar month, and the first Expansion Lease Year shall include said partial month. The Rent payable for such partial month shall be in addition to the Rent payable for the first Expansion Lease Year pursuant to the Rent schedule set forth above in this Section 2.3(B) and shall be payable by Tenant on the 15,470 Expansion Premises Rent Commencement Date.

(C)    Article 3 of the Original Lease is hereby further modified and amended so as to provide that, from and after May 1, 2018, the Rent for entire Demised Premises (i.e., including both the Original Premises and the 15,470 Expansion Premises) shall be payable by Tenant in accordance with the following schedule:

During the period from May 1, 2018 through and including the last day of the fourth Expansion Lease Year, the Rent for the entire Demised Premises shall be payable in equal monthly installments of $118,592.25.

During the fifth Expansion Lease Year, the Rent for the entire Demised Premises shall be $1,423,107.00, payable in equal monthly installments of $118,592.25.

During the sixth Expansion Lease Year, the Rent for the entire Demised Premises shall be $1,481,193.00, payable in equal monthly installments of $123,432.75.

(D)    The term “Expansion Lease Year” shall mean a period of twelve (12) consecutive months following the 15,470 Expansion Premises Rent Commencement Date. The first Expansion Lease Year shall commence on the 15,470 Expansion Premises Rent Commencement Date; provided, however, that, notwithstanding the first sentence of this subparagraph, if the 15,470 Expansion Premises Rent Commencement Date is not the first day of a calendar month, then the first Expansion Lease Year shall also include the additional period from the 15,470 Expansion Premises Rent Commencement Date to the end of the calendar month in which occurs the 15,470 Expansion Premises Rent Commencement Date. Each succeeding Expansion Lease Year shall end on the anniversary date of the last day of the preceding Expansion Lease Year. For example, if the 15,470 Expansion Premises Rent Commencement Date is December 1, 2014, then the first Expansion Lease Year would begin on December 1, 2014 and end on November 30, 2015, and each succeeding Expansion Lease Year would begin on December1st and end on November 30th. If, however, the 15,470 Expansion Premises Rent Commencement Date is December 2, 2014, then the first Expansion Lease Year would begin on December 2, 2014 and end on December 31, 2015, the second Expansion Lease Year would begin on January 1, 2016 and end on December 31, 2016, and each succeeding Expansion Lease Year would begin on January 1st and end on December 31st.

2.4    Condition of Demised Premises; Tenant’s Expansion Work.

(A)    Tenant hereby acknowledges and agrees that Landlord has completed all items of work previously required to be completed by Landlord under the Original Lease. In addition, Tenant hereby acknowledges and agrees that Tenant has inspected the 15,470 Expansion Premises and that, subject to the express representations, warranties and covenants of Landlord set forth in the Lease (e.g., Landlord’s tender obligation under this Agreement and Landlord’s maintenance and repair obligations under Article 7 of the Original Lease), Tenant is accepting the 15,470 Expansion Premises in its “as is” condition and Landlord shall have no obligation to perform any work, make any alterations or, except as otherwise specifically set forth in Section 2.4(B) below, incur any expense in or with respect to the 15,470 Expansion Premises in order to prepare same for occupancy by Tenant.

(B)    Notwithstanding anything to the contrary contained in Section 2.4(A) above, Tenant shall have the right, at Tenant’s sole cost and expense (except as otherwise expressly set forth below in this Section 2.4), to cause certain tenant improvement work to be performed in and to the 15,470 Expansion Premises in order to prepare same for occupancy by Tenant (collectively, the “Tenant’s Expansion Work”). Except as otherwise modified by this Section 2.4(B), the terms, conditions and procedures that governed the design, performance and payment of and for the Tenant’s Initial Work under Article 5(C) of the Original Lease shall also govern the design, performance and payment of and for the Tenant’s Expansion Work mutatis mutandis. However, as they relate to the Tenant’s Expansion Work only, the following specific provisions of Article 5(C) of the Original Lease are hereby modified and amended as follows:

(i)    Throughout Article 5(C), each reference to (a) the term “Tenant’s Initial Work” will be deemed to have been deleted and replaced with a corresponding reference to the “Tenant’s Expansion Work,” (b) the term “Demised Premises” will be deemed to have been deleted and replaced with a corresponding reference to the “15,470 Expansion Premises,” and (c) the term “Rent Commencement Date” will be deemed to have been deleted and replaced with a corresponding reference to the “15,470 Expansion Premises Rent Commencement Date;”

(ii)    In Article 5(C)(iv), the amount of the TIW Inspection Fee shall be $37,208.44;

(iii)    In Article 5(C)(v)(i), the amount of the Landlord’s Contribution shall be $386,750.00; and

(iv)    The bid package preparation and delivery requirements and procedures set forth in the first sentence of Article 5(C)(iv) of the Lease shall not apply to Tenant’s Expansion Work, Landlord hereby acknowledging and agreeing that Tenant is engaging (or has engaged) Signature Construction Group, Inc. (Tenant’s general contractor for Tenant’s Initial Work) as its general contractor for the performance of Tenant’s Expansion Work.

2.5    Utilities; Schedule “B”.

(A)    From and after the 15,470 Expansion Premises Rent Commencement Date, the provisions of Article 6(A) and Schedule “B” of the Original Lease shall apply with full force and effect with respect to the entire Demised Premises (i.e., both the Original Premises and the 15,470 Expansion Premises).

(B)    Notwithstanding anything to the contrary contained in the Lease, Landlord shall not charge Tenant or Tenant’s Contractors for any utility costs, base Building HVAC costs or charges for any Building service (including use of the freight elevator, and the like) to the 15,470 Expansion Premises during the construction of Tenant’s Expansion Work and/or Tenant’s initial move-in to the 15,470 Expansion Premises and hereby grants to Tenant and its Contractors the right to utilize the services underlying such costs as necessary and required in connection with the Tenant’s Expansion Work in the 15,470 Expansion Premises, it being acknowledged by Tenant that the provision of such services are subject to the rules and regulations promulgated by Landlord and to intermittent interruptions for reasons outside of Landlord’s control (provided that Landlord agrees to use reasonable efforts to minimize the extent of any such interruptions and to respond promptly to any requests by Tenant or Tenant’s Contractors to restore the interrupted service in question). Notwithstanding the foregoing, whether or not the Tenant’s Expansion Work and/or initial move-in to the 15,470 Expansion Premises has been completed by the 15,470 Expansion Premises Rent Commencement Date, Tenant’s obligation to pay for energy services to the 15,470 Expansion Premises, subject to and in accordance with Schedule “B” to the Original Lease, shall commence as of the 15,470 Expansion Premises Rent Commencement Date.

2.6    Taxes.

(A)    As they relate to the Original Premises only, the provisions of Article 11 of the Original Lease shall remain unaffected by this Agreement.

(B)    As they relate to the 15,470 Expansion Premises only, effective as of the 15,470 Expansion Premises Rent Commencement Date, clauses (ii) and (iii) of Article 11(A) of the Original Lease are deleted and replaced with the following:

“(ii)    “Base Year Taxes” shall mean (x) with respect to Taxes imposed on a fiscal year basis, the Taxes actually due and payable with respect to the 2014/2015 fiscal tax year, as finally determined, and (y) with respect to Taxes imposed on a calendar year basis, the Taxes actually due and payable with respect to the 2014 calendar year, as finally determined.

(iii)    “Tax Escalation Year” shall mean (x) with respect to Taxes imposed on a fiscal year basis, any fiscal tax year after the 2014/2015 fiscal tax year which shall include any part of the Term, and (y) with respect to Taxes imposed on a calendar year basis, any calendar year after the 2014 calendar year which shall include any part of the Term.”

2.7    Operating Costs.

(A)    As they relate to the Original Premises only, the provisions of Article 12 of the Original Lease shall remain unaffected by this Agreement.

(B)    As they relate to the 15,470 Expansion Premises only, effective as of the 15,470 Expansion Premises Rent Commencement Date, clauses (ii) and (iii) of Article 12(A) of the Original Lease are deleted and replaced with the following:

“(ii)    The term “Base Operating Costs” shall mean the Operating Costs for the calendar year ending December 31, 2014 (whether or not retroactively determined).

(iii)    The term “Escalation Year” shall mean any calendar year following calendar year 2014 that shall include any part of the Term.”

2.8    Renewal Option. The Renewal Options set forth in (and subject to the terms of) Article 51 of the Original Lease are hereby ratified and affirmed by the parties, subject only to the following modifications and clarifications:

(A)    If the subject Renewal Option was exercised with respect thereto, the first Renewal Term would commence on the day immediately following the Extended Expiration Date (as established pursuant to the provisions of Section 2.2(D) of this Agreement) and end on the fifth anniversary of such Extended Expiration Date; and

(B)    If the subject Renewal Option was exercised with respect thereto, the second Renewal Term would commence on the day immediately following the fifth anniversary of the Extended Expiration Date (as established pursuant to the provisions of Section 2.2(D) of this Agreement) and end on the tenth anniversary of such Extended Expiration Date.

2.9    Right of First Offer. The time period within which Tenant shall be entitled to exercise the Right of First Offer provide in Article 52 of the Lease, as it relates to the initial Term, shall be extended to the date which is the last day of the fourth (4th) Expansion Lease Year (as opposed to the during the first four (4) Lease Years). Except for the foregoing, nothing herein shall be deemed to diminish, impair, modify or otherwise affect the rights of Tenant set forth in said Article 52 of the Lease, which remain in full force and effect in accordance with their terms, as modified hereby.

ARTICLE III
Broker

3.1    Landlord and Tenant acknowledge and agree that the transaction contemplated by this Agreement did not result from the exercise by Tenant of any right or option under the Original Lease; rather, same was the product of independent negotiations between Landlord and Tenant. Tenant represents that this Agreement was not brought about by any broker and that all negotiations with respect to this Agreement were conducted exclusively between Landlord and Tenant. Tenant agrees that if any claim is made for commissions by any broker (specifically including, without limitation, Jones Lang LaSalle Brokerage, Inc., its successors or assigns) in connection with this Agreement or the transaction contemplated hereby, then Tenant will hold Landlord free and harmless from any and all liabilities and expenses in connection therewith, including Landlord’s reasonable attorneys’ fees and disbursements.

ARTICLE IV
Ratification

4.1    Each of Landlord and Tenant represents and warrants to the other that the Original Lease is presently in full force and effect.

4.2    The parties hereby ratify and confirm all of the terms, covenants and conditions of the Original Lease, except to the extent that those terms, covenants, conditions and provisions are amended, modified or varied by this Agreement. If there is a conflict between the provisions of the Original Lease and the provisions of this Agreement, then the provisions of this Agreement shall control.

4.3    The covenants, agreements, terms and conditions contained in this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, the parties have executed this First Amendment to Lease as of the day and year first above written.

RA 660 WHITE PLAINS ROAD LLC

By: /s/ Richard J. Conniff
Name: Richard J. Conniff
Title: Authorized Person

PRESTIGE BRANDS, INC.

By: /s/ Ron Lombardi
Name: Ron Lombardi
Title: Chief Financial Officer

BY SIGNING HERETO, THE UNDERSIGNED GUARANTOR (1) CONSENTS TO THE MODIFICATIONS AND AMENDMENTS MADE TO THE LEASE PURSUANT TO THIS AGREEMENT, (2) AFFIRMS ITS OBLIGATIONS AND LIABILITIES UNDER THAT CERTAIN GUARANTY EXECUTED ON OR ABOUT JUNE 22, 2012, AND (3) AGREES THAT SUCH OBLIGATIONS AND LIABILITIES SHALL EXTEND TO THE OBLIGATIONS OF TENANT UNDER THE LEASE, AS MODIFIED, AMENDED, EXPANDED AND EXTENDED BY THIS AGREEMENT

PRESTIGE BRANDS HOLDINGS, INC.
By: /s/ Ron Lombardi
Name: Ron Lombardi
Title: Chief Financial Officer

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